Filed Pursuant to Rule 424(b)(3)
Registration No. 333-271475

PROSPECTUS SUPPLEMENT NO. 8
(to Prospectus dated May 5, 2023)

FOXO Technologies Inc.

Up to 10,062,500 Shares of

Class A Common Stock Issuable Upon

Exercise of Public Warrants

Up to 316,250 Shares of

Class A Common Stock Issuable Upon

Exercise of Private Warrants

Up to 1,905,853 Shares of

Class A Common Stock Issuable Upon

Exercise of Assumed Warrants

Up to 5,288,364 Shares of Class A Common Stock

Up to 316,250 Private Warrants to

Purchase Shares of Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 5, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-271475) with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on August 8, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to (i) 10,062,500 shares of our Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), issuable upon the exercise of 10,062,500 publicly-traded warrants with an exercise price of $11.50 per share (the “Public Warrants”), which were originally issued by Delwinds (as defined in the Prospectus) as part of its initial public offering of units at a price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant, (ii) 316,250 shares of our Class A Common Stock issuable upon the exercise of 316,250 private warrants (the “Private Warrants”) with an exercise price of $11.50 per share, which were originally issued to DIAC Sponsor LLC (the “Sponsor”) (and such securities were subsequently distributed for no additional consideration to the members of the Sponsor, upon the Sponsor’s dissolution and distribution of all of its assets, including these securities) in a private placement of units at a purchase price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant, and (iii) 1,905,853 shares of Class A Common Stock issuable upon the exercise of 1,905,853 warrants at an exercise price of $6.21 per share (the “Assumed Warrants”), which were originally issued to accredited investors by Legacy FOXO (as defined in the Prospectus) in a private placement of convertible debentures and warrants and assumed by us pursuant to the Business Combination ( as defined in the Prospectus), and of which only 258,652 Assumed Warrants are outstanding following the consummation on May 26, 2023 of our issuer tender offer, the Offer to Exchange Warrants to Acquire Shares of Class A Common Stock and Consent Solicitation, pursuant to which an aggregate of 1,647,201 Assumed Warrants were tendered and are no longer outstanding.

The Prospectus and this prospectus supplement also relate to the potential offer and resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of (a) up to 5,288,364 shares of Class A Common Stock, which consists of (i) 4,039,614 shares of Class A Common Stock, which were originally issued to the Sponsor in the form of Founder Shares (as defined in the Prospectus) (and such securities were subsequently distributed for no additional consideration to the members of the Sponsor, upon the Sponsor’s dissolution and distribution of all of its assets, including these securities) at an initial purchase price of approximately $0.004 per share, (ii) 632,500 shares of Class A Common Stock, which were originally issued to the Sponsor (and subsequently distributed to the permitted transferees of the Sponsor) in a private placement of units at a price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant, (iii) up to 316,250 shares of our Class A Common Stock issuable upon exercise of 316,250 Private Warrants held by the members of the Sponsor at an exercise price of $11.50 per share, and (iv) 300,000 shares of Class A Common Stock issued to J.V.B. Financial Group, LLC (“JVB”), acting through its Cohen & Company Capital Markets division, in connection with the transactions contemplated by that certain Amendment and Termination Agreement, dated as of September 15, 2022, which shares are being registered pursuant to a general release agreement entered into between the Company and JVB, providing for a general release, effective upon effectiveness of this registration statement, of any and all claims by JVB against the Company in exchange for the registration of JVB’s shares of Class A Common Stock for resale; and (b) up to 316,250 Private Warrants held by the members of the Sponsor to purchase up to 316,250 shares of Class A Common Stock at an exercise price of $11.50 per share. We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders.

Our Class A Common Stock is currently listed on the NYSE American LLC under the symbol “FOXO.” On August 8, 2023, the closing price of our Class A Common Stock was $0.1561. Our Public Warrants are currently quoted on the OTC Pink Marketplace under the symbol “FOXOW.” On August 8, 2023, the closing price of our Public Warrants was $0.0045.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and will be subject to reduced public company reporting standards. As such, we have elected to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 10 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 8, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): August 4, 2023

FOXO TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39783	85-1050265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

729 N. Washington Ave., Suite 600 Minneapolis, MN	55401
(Address of Principal Executive Offices)	(Zip Code)

(612) 562-9447

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001	FOXO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

On August 4, 2023, FOXO Technologies Inc. (the “Company”), following the effectiveness of the registration statement on Form S-1 (File No. 333-273377) that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 21, 2023 (as amended, the “Resale Registration Statement”), closed the second tranche (the “Second Tranche”) of its private offering (the “Offering”) of Class A common stock, par value $0.0001 per share (“Common Stock”) pursuant to the terms of three separate Stock Purchase Agreements, dated July 14, 2023, July 20, 2023 and July 20, 2023 (collectively, the “Stock Purchase Agreements”), each between the Company and an accredited investor (collectively, the “Buyers”). In the Second Tranche, the Buyers purchased a total of 2,812,500 shares of Common Stock (the “Second Tranche Shares”) at a price of $0.08 per share, resulting in $225,000 in aggregate gross proceeds for the Company.

The Second Tranche Shares were issued and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder. Each Buyer is an “accredited investor” as that term is defined in Rule 501(a)(1) under the Securities Act, and purchased shares of Common Stock in the Offering as an investment, which did not involve a general solicitation. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The foregoing description of the Stock Purchase Agreements is qualified in its entirety by reference to the form of Stock Purchase Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

As of August 8, 2023, after taking into account the issuance of the Second Tranche Shares, the Company has 52,105,892 shares of Common Stock issued and outstanding.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of Stock Purchase Agreement (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2023 (File No. 001-39783))

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOXO Technologies Inc.

Date: August 8, 2023	By:	/s/ Tyler Danielson
		Name:	Tyler Danielson
		Title:	Interim Chief Executive Officer

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